Exhibit 5.1

1201 Third Avenue Suite 4900 Seattle, WA 98101-3099	+ 1 206 359 8000 + 1 206 359 9000 perkinscoie.com

March 13, 2019

Costco Wholesale Corporation

999 Lake Drive

Issaquah, Washington 98027

Re:	Post-Effective Amendments to Registration Statements on Form S-8 of Shares of Common Stock, par value $0.01 per share, of Costco Wholesale Corporation

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of the Post-Effective Amendment No.1 to Registration Statement No. 333-218397 and Post-Effective Amendment No. 1 to Registration Statement No. 333-202673 (together, the “Post-Effective Amendments”) under the Securities Act of 1933, as amended (the “Securities Act”), which you are filing with the Securities and Exchange Commission (the “Commission”) with respect to the Prior Plans Shares (as defined below) authorized for issuance under the 2019 Plan (as defined below).

On January 24, 2019 (the “Effective Date”), the shareholders of Costco Wholesale Corporation approved the 2019 Incentive Plan of Costco Wholesale Corporation (the “2019 Plan”). The total number of shares of common stock of Costco Wholesale Corporation, par value $0.01 per share, authorized for issuance under the 2019 Plan includes, in addition to 17,500,000 new shares (registered concurrently on a new registration statement on Form S-8), (i) the number of shares available for future awards under the Seventh Restated 2002 Incentive Plan and predecessor plans of Costco Wholesale Corporation (the “Prior Plans”) as of the Effective Date and (ii) the number of undelivered shares subject to outstanding awards under the Prior Plans that will become available for future awards as provided for under the 2019 Plan (the shares described in (i) and (ii), the “Prior Plans Shares”).

We have examined the Post-Effective Amendments and such documents and records of Costco Wholesale Corporation as we have deemed necessary for the purposes of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any original issuance Prior Plans Shares that may be issued pursuant to the 2019 Plan have been duly authorized and that, upon the due execution by Costco Wholesale Corporation of any certificates representing the Prior Plans Shares, the registration by its registrar of such Prior Plans Shares and the sale thereof by Costco Wholesale Corporation in accordance with the terms of the 2019 Plan, and the receipt of consideration therefor in accordance with the terms of the 2019 Plan, such Prior Plans Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendments. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Perkins Coie LLP